Exhibit 2

ASSET PURCHASE AGREEMENT dated as of April 30, 2003 by and among VIRTUAL TECHNOLOGIES, INC. D/B/A GLOBAL VR, GLOBAL VR EXTREME, INC. and VIRTRA SYSTEMS, INC.

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TABLE OF CONTENTS
(continued)

Page

TABLE OF CONTENTS

Page

1.1

Agreement to Purchase and Sell

ARTICLE II ASSUMPTION OF LIABILITIES

2.1

Agreement to Assume

2.2

No Expansion of Third Party Rights

ARTICLE III PURCHASE PRICE, MANNER OF PAYMENT AND CLOSING

3.1

Consideration

3.2

Amount

3.3

Time and Place of Closing

3.4

Transfer Taxes

ARTICLE IV REPRESENTATIONS AND WARRANTIES

4.1

Authority

4.2

No Conflict

4.3

Litigation

4.4

Title to Property

4.5

Taxes

4.6

Material Contracts

4.7

Purchased Assets.

4.8

No Injunctions or Restraints; Illegality.

4.9

Representations Complete

ARTICLE V EMPLOYMENT RIGHTS

5.1

Right to Solicit and Hire Employees and Consultants

5.2

No Employment Obligations

5.3

Post-Closing Liabilities

ARTICLE VI POST-CLOSING COVENANTS

6.1

Release of Liens

6.2

Covenant Not to Sue.

6.3

Covenant Not to Compete

6.4

Covenant Not to Solicit

6.5

Separate Covenants

6.6

Payments of Accounts Receivable

6.7

Further Assurances

6.8

Bulk Sales Laws

ARTICLE VII INDEMNIFICATION

7.1

Survival of Representations, Warranties and Covenants

7.2

Indemnification of Parent and Acquisition Sub.

7.3

Procedure

ARTICLE VIII GENERAL PROVISIONS

8.1

Notices

8.2

Counterparts

8.3

Entire Agreement; No Third Party Beneficiaries

8.4

Severability

8.5

Remedies Cumulative

8.6

Governing Law

8.7

Assignment

SCHEDULES

Schedule 1.1(a)

List of Transferred Property

Schedule 1.1(c)

List of Contracts

Schedule IV

Disclosure Schedule

Schedule 4.2

Locations of Seller Employees

Schedule 6.1

Lien Release Schedule

EXHIBITS

Exhibit A

Form of Bill of Sale

Exhibit B

Form of Assignment and Assumption Agreement

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 30, 2003, by and between Virtual Technologies, Inc., d/b/a Global VR, a Delaware corporation (Parent”), Global VR Extreme, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Acquisition Sub”), and VirTra Systems, Inc., a Texas corporation (“Seller”).

RECITALS

WHEREAS, Seller desires to sell to Acquisition Sub, and Acquisition Sub desires to purchase from Seller, certain assets upon the terms and subject to the conditions set forth herein (the “Asset Acquisition”).

WHEREAS, prior to the the execution and delivery of this Agreement, as a condition and further inducement to Parent and Acquisition Sub to enter into this Agreement, Key Employees of the Seller are entering into Employment Agreements with Parent and Acquisition Sub.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1

Agreement to Purchase and Sell

.  Upon the terms and subject to the conditions set forth in this Agreement, upon the date of this Agreement (the “Closing Date”), Seller agrees to convey, sell, transfer, assign and deliver to Acquisition Sub, and Acquisition Sub shall purchase from Seller, all right, title and interest existing now or at any time hereafter through the Closing Date (whether or not in inchoate form) in or to the assets, properties and rights of Seller listed below:

(a)

the property, intangible and intangible, listed on Schedule 1.1(a) (the “Transferred Property”);

(b)

any and all revenue collected or accounts receivable from customers arising from the operation of the Transferred Property on or after March 10, 2003 (the “Receivables”); and

(c)

the contracts, agreements, contract rights, license agreements and other executory rights of Seller and commitments of third parties that are set forth on Schedule 1.1(c) (the “Contracts”).

The assets, properties and rights to be conveyed, sold, transferred, assigned and delivered to Acquisition Sub pursuant to this Section 1.1 are sometimes hereinafter collectively referred to as the “Purchased Assets.”  The Purchased Assets shall be sold to Acquisition Sub free and clear of any mortgages, liens, pledges, charges or encumbrances of any kind or character (collectively, “Liens”), other than the Liens permitted by Schedule 6.1 which will be subsequently released by the holders of such Liens.

ARTICLE II

ASSUMPTION OF LIABILITIES

2.1

Agreement to Assume

.  Acquisition Sub shall assume and agree to discharge and perform when due those liabilities and obligations of Seller, and only those liabilities and obligations of Seller, that directly relate to the maintenance and operation of Transferred Property that accrued or arose on or after March 10, 2002 (the “Assumed Liabilities”).  Neither Parent nor Acquisition Sub shall assume any liabilities and obligations of Seller, nor be liable or obligated with respect to any such liabilities or obligations, except for the Assumed Liabilities.

2.2

No Expansion of Third Party Rights

.  The assumption by Acquisition Sub of the Assumed Liabilities shall not expand the rights or remedies of any third party against Acquisition Sub or Seller as compared to the rights and remedies which such third party would have had against Seller had Acquisition Sub not assumed the Assumed Liabilities.  Without limiting the generality of the preceding sentence, the assumption by Acquisition Sub of the Assumed Liabilities shall not create any third party beneficiary rights.

ARTICLE III

PURCHASE PRICE, MANNER OF PAYMENT AND CLOSING

3.1

Consideration

.  Upon the terms and subject to the conditions contained in this Agreement, in consideration for the Purchased Assets and the rights and covenants contained in Articles V and VI hereof and in full payment therefor, (i) Parent (or, at its option, Acquisition Sub) will pay to Seller, or cause to be paid to Seller, the purchase price set forth in Section 3.2 and (ii) Acquisition Sub will assume the Assumed Liabilities.

3.2

Amount

.  The aggregate consideration payable by Parent and Acquisition Sub to Seller for the Purchased Assets and the Employment Rights are:

(a)

cash in the amount of $120,000, paid in the following installments: $30,000 on April 25, 2003 (the “Down Payment”), which amount shall be secured by a promissory note which may be forgiven in accordance with subsection 3.2(b), and $30,000 on each of April 30, 2003; May 31, 2003; and June 30, 2003 (each a “Future Payment”); provided, however, that Parent and Acquisition Sub shall only be obligated to make a Future Payment if Seller has complied with the obligations and covenants under Article VI without interruption until the date of such Future Payment.  In no event shall the aggregate of all amounts paid by Parent and Acquisition Sub pursuant to this Section 3.2 exceed $120,000 (the “Purchase Price”).

(b)

effective as of April 30, 2003, Parent shall forgive a promissory note, in the principal amount of $30,000, and any accrued interest thereto, granted to Parent by Seller on April 25, 2003.

3.3

Time and Place of Closing

.  The transactions contemplated by this Agreement shall be consummated as of the Closing Date (the “Closing”).

At the Closing:

(a)

Seller shall deliver to Acquisition Sub the Bill of Sale in the form as set forth in Exhibit A and such other endorsements, consents, assignments, instruments of conveyance and transfer documents (including the Assignment and Assumption Agreement in the form set forth in Exhibit B) in the form and substance as Acquisition Sub may reasonably request to vest in Acquisition Sub all right, title and interest in, to and under the Purchased Assets.  Simultaneously with the consummation of the transactions contemplated hereby, Seller, through its officers, agents and employees, will put Acquisition Sub into full possession and enjoyment of all tangible Purchased Assets, subject to the release of Liens in accordance with Section 6.1, at the facilities where they are located as of the Closing Date.

(b)

Seller and Acquisition Sub shall execute and deliver the Assignment and Assumption Agreement.

3.4

Transfer Taxes

.  Seller shall be solely liable for, and shall pay when due, any sales, use, excise or other transfer taxes (“Transfer Taxes”) incurred in connection with the sale, purchase or transfer of the Purchased Assets, and shall indemnify Parent and Acquisition Sub against any such Transfer Taxes, such indemnity to be governed by the provisions of Article VII hereof.  To the extent permitted by applicable law, the parties hereto shall cooperate in minimizing any Transfer Taxes.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Parent, Acquisition Sub and Seller represent and warrant to each other that the statements contained in this Article IV are true and correct, except as set forth in Schedule IV.

4.1

Authority

.  Each party hereby represents and warrants to the other that such party has the right, power and authority to enter into this Agreement and to fully perform all of its obligations hereunder, and entering into this Agreement does not and will not violate any agreement or obligation existing between such party and any third party.

4.2

No Conflict

.  Seller represents and warrants that: (a) each employee or consultant of Seller employed or providing services at a location identified on Schedule 4.2 or whose primary responsibility is to oversee such locations (the “Seller Employee”) is not obligated under any agreement or contract, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with the business activities of Parent; and (b) neither the execution nor delivery of this Agreement, nor the carrying on of the business activities of Parent, as presently conducted or proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any transferred Contract.

4.3

Litigation

.  There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Seller, threatened (including allegations that could form the basis for future action) nor any judgment, decree or order against Seller, or, to the knowledge of Seller, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a material adverse effect on Seller or the Purchased Assets.  Seller does not have any plans to initiate any litigation, arbitration or other proceeding against any third party.

4.4

Title to Property

.  Seller has good and marketable title to all of the Purchased Assets, in each case free and clear of all Liens.

4.5

Taxes

.  Seller hereby affirms to Parent and Acquisition Sub that all taxes, including without limitation, income, property, sales, use, franchise, added value, withholding, and social security taxes, imposed by the United States, any state, municipality, other local government or other subdivision or instrumentality of the United States, or any foreign country or any state or other government thereof, or any other taxing authority, that are due or payable by Seller, and all interest and penalties thereon, whether disputed or not, and which would result in the imposition of a lien, claim or encumbrance on the Purchased Assets or against Parent or Acquisition Sub, other than taxes which are not yet due and payable, have been paid in full, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by law to be made by Seller with respect to employees’ withholding taxes have been duly made.  Seller is not delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposits which would result in the imposition of a lien, claim or encumbrance on the Purchased Assets or against Parent or Acquisition Sub, and Seller does not have a tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim, which would result in the imposition of any lien, claim or encumbrances on the Purchased Assets or against Parent or Acquisition Sub.

4.6

Material Contracts

.  Schedule 1.1(c) contains a list of all contracts that are material to the maintenance and operation of the Transferred Property.  Seller has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of any Contract.  Each of the Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to Seller or, to the knowledge of Seller, with respect to the other contracting party, or otherwise that, with or without the giving of notice, the lapse of the time or the happening of any other event or conditions, could reasonably be expected to (A) become a default or event of default under any Contract or (B) result in the loss or expiration of any material right or option by Seller (or the gain thereof by any third party) under any Contract.  True, correct and complete copies of all Contracts have been delivered to Parent and Acquisition Sub.

4.7

Purchased Assets.   The Purchased Assets do not constitute all or substantially all of the assets of Seller.  Seller represents that the consideration received by Seller hereunder is full and adequate consideration for the Purchased Assets and reflects the fair market value of the Purchased Assets.  The board of directors of Seller has approved and adopted the Agreement and the Asset Acquisition and has approved the valuation of the Purchased Assets by the Agreement.  No approval or consent of the stockholders of Seller is required by applicable law for the sale or transfer of the Purchased Assets to Acquisition Sub.

4.8

No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Asset Acquisition is in effect, nor is any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing pending; nor has there been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Asset Acquisition, which makes the consummation of the Asset Acquisition illegal.

4.9

Representations Complete

.  None of the representations or warranties made by Seller or in any Schedule hereto, including Schedule IV, or certificate furnished by Seller pursuant to this Agreement,  when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE V

EMPLOYMENT RIGHTS

5.1

Right to Solicit and Hire Employees and Consultants

.  Parent and Acquisition Sub shall have the right to, directly or indirectly, (a) identify, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing of encouraging, any Seller Employee to terminate his or her employment or consulting relationship with Seller and (b) hire any Seller Employee (the “Employment Rights”).

5.2

No Employment Obligations

.  Nothing contained herein, expressed or implied, is intended to confer upon any Seller Employee the right to employment with Parent or Acquisition Sub for any period by reason of this Agreement.  Nothing contained herein is intended to confer upon any Seller Employee any particular term or condition of employment.  Any employment or consulting relationships between Parent or Acquisition Sub and a Seller Employee shall be on an “at-will” basis.

5.3

Post-Closing Liabilities

.  Seller shall be responsible for all liabilities, severance payments, salaries, benefits and similar employer payment obligations, including, without limitation, health care continuation coverage with respect to plans maintained by the Seller and damages or settlements arising out of any claims of wrongful or illegal termination, arising out of, relating to, or resulting from the termination of service of any Seller Employee as a result of the Asset Acquisition, and Seller agrees to indemnify Parent and Acquisition Sub for any such liabilities or obligations.

ARTICLE VI

POST-CLOSING COVENANTS

6.1

Release of Liens

.  Upon receipt of the Down Payment and upon receipt of each Future Payment listed in Section 3.2(a), Seller shall promptly cause any secured parties holding any Lien encumbering any Transferred Property to release such Lien in accordance with Schedule 6.1.  Seller shall promptly provide written evidence to Parent or Acquisition Sub of each such release, in no case later than the date of the following Future Payment.

6.2

Covenant Not to Sue.  Seller shall not commence any litigation, action or claim relating to the employment or engagement by Parent or Acquisition Sub of any Seller Employee.

6.3

Covenant Not to Compete

.  Beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Restricted Period”), Seller shall not directly or indirectly or through any entity engage, in any business and any activities associated, directly or indirectly, with the operation of virtual reality arcade games for entertainment.  During the Restricted Period, Seller shall use its best efforts to ensure that neither Seller’s stockholders nor employees violate the terms of this section.

6.4

Covenant Not to Solicit

.  Seller acknowledges that the employees and consultants of Parent and Acquisition Sub, including any Seller Employees hired by Parent or Acquisition Sub in connection with the transactions contemplated herein, are a valuable asset to Parent and Acquisition Sub and are difficult to replace.  Accordingly, during the Restricted Period, Seller agrees that it will not directly or indirectly, personally or through others, knowingly encourage, induce, attempt to induce, solicit or attempt to solicit any Parent or Acquisition Sub employee or consultant to leave his or her employment with Parent or Acquisition Sub.  In the event that the period of the non-solicitation obligations set forth above are determined to be unenforceable by a court of competent jurisdiction, the provision shall be enforced for the maximum period allowable.  In the event that Seller breaches the provisions of this Section 6.4, the parties agree that it would be difficult to determine the amount of actual damages to Parent and Acquisition Sub that would result from such breach and that Parent and Acquisition Sub shall therefore be entitled to preliminary and other injunctive relief and to specific performance of the terms and provisions hereof.  During the Restricted Period, Seller shall use its best efforts to ensure that neither Seller’s stockholders nor employees violate the terms of this section.

6.5

Separate Covenants

.  The covenants contained in Sections 6.3 and 6.4 shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in Sections 6.3 and 6.4.  If, in any judicial proceeding, a court refuses to uphold the validity of any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be deemed valid.  In the event that the provisions of Sections 6.3 and 6.4 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

6.6

Payments of Accounts Receivable

.  In the event Seller shall receive any instrument of payment of any Receivable, Seller shall forthwith deliver it to Acquisition Sub, endorsed where necessary, without recourse, in favor of Acquisition Sub.

6.7

Further Assurances

.  The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Acquisition Sub, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.

6.8

Bulk Sales Laws

.  Each of Parent, Acquisition Sub and Seller hereby waives compliance by the other with the so-called “bulk sales law” and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

ARTICLE VII

INDEMNIFICATION

7.1

Survival of Representations, Warranties and Covenants

.  Notwithstanding any investigation conducted before or after the Closing, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which Parent, Acquisition Sub or Seller may have as a result of such investigation or otherwise, Parent, Acquisition Sub and Seller will be entitled to rely upon the other party’s representations, warranties and covenants set forth in this Agreement.  Unless otherwise specified herein, the obligations of Parent, Acquisition Sub and Seller with respect to their respective representations, warranties, agreements and covenants will survive the Closing and continue in full force and effect until the date two (2) years following the Closing Date.

7.2

Indemnification of Parent and Acquisition Sub.  Seller shall defend, indemnify and hold Parent and Acquisition Sub harmless from and against any liabilities, losses, claims, damages, costs, expenses and settlement amounts (including, without limitation, reasonable attorneys’ fees) arising out of or in connection with, directly or indirectly,

(a)

any inaccuracy or breach of a representation or warranty made by Seller in the Agreement or related transaction documents;

(b)

any failure by Seller to perform or comply with any of its covenants contained herein;

(c)

any action, suit, proceeding, claim, arbitration or investigation initiated by employees, founders, or stockholders of, or creditors to, Seller, or any other third party, against Seller, Parent or Acquisition Sub or any of their respective directors, officers and stockholders, including, without limitation, any such action, suit, proceeding, claim, arbitration or investigation relating to a bankruptcy filing by Seller; and

(d)

the failure of Seller to cause secured parties to release Liens encumbering the Purchased Assets in accordance with Schedule 6.1.

7.3

Procedure

.  Indemnification claims by Parent or Acquisition Sub pursuant to this Article VII shall be satisfied by first deducting the amounts of such claims from any Future Payments owed by Parent or Acquisition Sub to Seller pursuant to Article III herein.  In the event that an indemnification claim by Parent or Acquisition Sub is not satisfied by such Future Payments, Seller shall be liable for any remaining amounts.

ARTICLE VIII

GENERAL PROVISIONS

8.1

Notices

.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of transmission) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)

if to Parent or Acquisition Sub, to:

Global VR

1991 Hartog Drive

San Jose, CA 95131

Attention: Milind Bharvirkar

Facsimile No.:

(408) 501-0001

Telephone No.:

(408) 501-0000

with a copy to:

Wilson Sonsini Goodrich & Rosati P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attention: Mark E. Bonham

Facsimile No.:

(650) 493-6811

Telephone No.:

(650) 493-9300

(b)

if to Seller, to:

VirTra Systems, Inc.

440 North Center

Arlington, TX 76011

Attention: L. Kelly Jones

Facsimile No.:

(817) 261-4269

Telephone No.:

(817) 265-1440

8.2

Counterparts

.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.3

Entire Agreement; No Third Party Beneficiaries

.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including Schedule IV, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any other person any rights or remedies hereunder.

8.4

Severability

.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.5

Remedies Cumulative

.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.6

Governing Law

.  This Agreement will be interpreted and construed in accordance with the laws of the State of California and the United States of America, without regard to conflict of law principles.

8.7

Assignment

.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first above written.

PARENT:

VIRTUAL TECHNOLOGIES, INC.
D/B/A GLOBAL VR

By:

Name:

Milind Bharvirkar

Title:

President

ACQUISITION SUB:

GLOBAL VR EXTREME, INC.

By:

Name:

Title:

SELLER:

VIRTRA SYSTEMS, INC.

By:

Name:

L. Kelly Jones

Title:

Chief Executive Officer

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

[Schedules omitted]

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT